Exhibit 1.1

UNDERWRITING AGREEMENT

November 18, 2002

The Progressive Corporation
6300 Wilson Mills Road
Mayfield Village, Ohio 44143

Ladies and Gentlemen:

     The underwriters (the “Underwriters”) named in Schedule A hereto, for which Goldman, Sachs & Co. and Credit Suisse First Boston Corporation are acting as managers (the “Managers”), understand that The Progressive Corporation, an Ohio corporation (the “Company”), proposes to issue and sell $400,000,000 aggregate principal amount of its 6.25% Senior Notes due 2032 (the “Offered Securities”).

     Subject to the terms and conditions set forth or incorporated by reference herein, the Company hereby agrees to sell and the Underwriters agree, severally, to purchase the principal amount of the Offered Securities set forth opposite each Underwriter’s name in Schedule A, at a purchase price equal to 98.372% of the principal amount of the Offered Securities plus accrued interest on the Offered Securities from November 21, 2002 to the date of payment and delivery. The Offered Securities will be offered to the public at 99.247% of the principal amount, the underwriting discount will be .875%, the selling concession to dealers will be .500% and the reallowance concession will be .250%.

     The Underwriters will pay for such Offered Securities upon delivery thereof through the facilities of The Depository Trust Company on November 21, 2002 (the “Settlement Date”), as shall be designated by the Managers with the consent of the Company, which consent shall not unreasonably be withheld. Payment for the Offered Securities shall be made in U.S. dollars in immediately available funds.

The Offered Securities shall have the following terms:

Maturity:	December 1, 2032

Interest Rate:	6.25%

Interest Payment Date:	Each June 1 and December 1, beginning June 1, 2003

Redemption Provisions,
if any:	Redeemable at the option of the issuer as described in the prospectus supplement issued in connection with the Offered Securities

Trustee:	State Street Bank and Trust Company

     Except as otherwise set forth herein, all the provisions contained in the document entitled “The Progressive Corporation Underwriting Agreement Standard Provisions (Debt)” (the “Standard Provisions”) dated October, 2002, a copy of which you have previously received, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein. The term “Manager” as used in the Standard Provisions shall, for purposes of this Agreement, mean Goldman, Sachs & Co. and Credit Suisse First Boston Corporation.

     The Company agrees, during the period beginning from the date hereof and continuing to and including the Settlement Date or such earlier time as the Managers may notify the Company, not to offer, sell, contract to sell or otherwise dispose of, except as provided hereunder, any securities of the Company that are substantially similar to the Offered Securities.

     Please confirm your agreement by having an authorized officer sign a copy of this Agreement in the space set forth below and returning the signed copy to the Manager and, in addition, have an authorized officer send us no later than 11:00 A.M. on November 19, 2002 by wire, telex or other written means, the following message:

     “We have entered into the Underwriting Agreement dated November 18, 2002 relating to the Offered Securities referred to therein by signing a copy of the Underwriting Agreement and returning the same or depositing the same in the mail to you.”

Very truly yours,

GOLDMAN, SACHS & CO. CREDIT SUISSE FIRST BOSTON CORPORATION on behalf of themselves and the several Underwriters named in Schedule A hereto

By: Goldman, Sachs & Co.

By: /s/ Goldman, Sachs & Co. (Goldman, Sachs & Co.)

By: Credit Suisse First Boston Corporation

By: /s/ Sharon Harrison Name: Sharon Harrison Title: Director

Accepted:

THE PROGRESSIVE CORPORATION

By: /s/ Stephen D. Peterson Name: Stephen D. Peterson Title: Treasurer

SCHEDULE A

Underwriters

Proposed Amount of
Name	Offered Securities

Goldman, Sachs & Co.	$170,000,000.00

Credit Suisse First Boston Corporation	170,000,000.00

Morgan Stanley & Co. Incorporated	30,000,000.00

Salomon Smith Barney Inc.	30,000,000.00

Total	$400,000,000.00

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